Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
April 26, 2017	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD FIRST QUARTER

REVENUE OF $781 MILLION AND RECORD FIRST QUARTER DILUTED EARNINGS PER SHARE OF $0.77

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record first quarter diluted earnings per share of $0.77 in the 2017 first quarter, on record first quarter revenue of $781 million. Landstar reported diluted earnings per share of $0.69 on revenue of $712 million in the 2016 first quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $121.6 million, a record first quarter gross profit, in the 2017 first quarter compared to $112.2 million in the 2016 first quarter. Operating margin, representing operating income divided by gross profit, was 43.0 percent in the 2017 first quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2017 first quarter was $726.8 million, or 93 percent of revenue, compared to $655.1 million, or 92 percent of revenue, in the 2016 first quarter. Truckload transportation revenue hauled via van equipment in the 2017 first quarter was $470.0 million compared to $428.2 million in the 2016 first quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2017 first quarter was $237.2 million compared to $209.4 million in the 2016 first quarter. Revenue hauled by rail, air and ocean cargo carriers was $42.4 million, or 5 percent of revenue, in the 2017 first quarter compared to $44.9 million, or 6 percent of revenue, in the 2016 first quarter.

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Trailing twelve-month return on average shareholders’ equity was 27 percent and trailing twelve-month return on invested capital, net income divided by the sum of average equity plus average debt, was 22 percent. Currently, there are approximately 1,036,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program. As of April 1, 2017, the Company had $278 million in cash and short term investments and $214 million available for borrowings under the Company’s senior credit facility.

In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.09 per share payable on June 2, 2017, to stockholders of record as of the close of business on May 11, 2017. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“Diluted earnings per share was $0.77 in the 2017 first quarter, the highest first quarter diluted earnings per share in Landstar history. Revenue was $781 million with gross profit of $121.6 million in the 2017 first quarter, both being first quarter records. The number of loads hauled via truck during the 2017 first quarter was also higher than any first quarter in Landstar history. Given the soft demand environment and readily available truck capacity during the quarter, I am extremely pleased with the execution of the Landstar model,” said Landstar’s President and Chief Executive Officer, Jim Gattoni.

Gattoni continued, “The number of loads hauled via truck in the 2017 first quarter increased 10 percent over the 2016 first quarter, driven by an 11 percent increase in the number of loads hauled via van equipment, an 8 percent increase in the number of loads hauled via unsided/platform equipment and an 11 percent increase in less-than-truckload volume. The number of loads hauled via unsided/platform equipment benefited from a 9 percent increase in the number of heavy/specialized loads, which comprised approximately 14 percent of Landstar’s unsided/platform loads in the 2017 first quarter. The number of loads hauled via railroads, ocean cargo carriers and air cargo carriers was 1 percent lower in the 2017 first quarter compared to the 2016 first quarter, due to softness in rail intermodal volume.”

Gattoni further commented, “As expected, the pricing environment for our truckload services continued to be soft in the 2017 first quarter, as industry-wide truck capacity continued to be readily available. However, the percentage change in year-over-year revenue per load on loads hauled via truck improved each month. Moreover, in

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February, the Company experienced its first year-over-year monthly increase in truck revenue per load in two years. As a result, revenue per load on loads hauled via truck was 1 percent higher in the 2017 first quarter compared to the 2016 first quarter. First quarter operating margin is typically lower than that of the following three quarters. Despite the soft pricing environment, 2017 first quarter operating margin was 43.0 percent, in line with seasonal historical first quarter operating margin, and diluted earnings per share in the 2017 first quarter increased 12 percent over the 2016 first quarter.”

Gattoni continued, “We have experienced consistent load growth in loads hauled via truck throughout the 2017 first quarter and into the first several weeks of April. I expect that trend to continue and therefore expect the number of loads hauled via truck in the 2017 second quarter to increase in a mid to upper single digit range over the 2016 second quarter. My expectation is that pricing conditions for truck services in the 2017 second quarter will continue to be soft with little change in the level of available truck capacity. Assuming those truck conditions remain, I expect 2017 second quarter truck revenue per load to be higher than the 2016 second quarter in a low single digit percentage range. I anticipate revenue for the 2017 second quarter to be in a range of $820 million to $870 million and, assuming that range of estimated revenue and normalized insurance and claims expense, I would anticipate 2017 second quarter diluted earnings per share to be in a range of $0.84 to $0.89 per share compared to $0.76 per diluted share in the 2016 second quarter.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s First Quarter 2017 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative

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thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2016 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	April 1, 2017	March 26, 2016
Revenue	$780,908	$711,644
Investment income	414	380

Costs and expenses:
Purchased transportation	595,523	540,328
Commissions to agents	63,798	59,092
Other operating costs, net of gains on asset sales/dispositions	6,897	7,407
Insurance and claims	14,513	14,213
Selling, general and administrative	38,323	34,614
Depreciation and amortization	9,934	8,438

Total costs and expenses	728,988	664,092

Operating income	52,334	47,932
Interest and debt expense	1,083	889

Income before income taxes	51,251	47,043
Income taxes	18,868	17,859

Net income	$32,383	$29,184

Earnings per common share	$0.77	$0.69

Diluted earnings per share	$0.77	$0.69

Average number of shares outstanding:
Earnings per common share	41,879,000	42,395,000

Diluted earnings per share	41,998,000	42,489,000

Dividends per common share	$0.09	$0.08

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	April 1, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$215,468	$178,897
Short-term investments	62,058	66,560
Trade accounts receivable, less allowance of $5,524 and $5,161	439,510	463,102
Other receivables, including advances to independent contractors, less allowance of $5,706 and $5,523	23,875	18,567
Other current assets	8,095	10,281

Total current assets	749,006	737,407

Operating property, less accumulated depreciation and amortization of $195,581 and $190,374	263,375	272,843
Goodwill	31,134	31,134
Other assets	62,627	55,207

Total assets	$1,106,142	$1,096,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$29,373	$36,251
Accounts payable	200,675	219,409
Current maturities of long-term debt	42,909	45,047
Insurance claims	28,859	26,121
Accrued income taxes	19,430	5,437
Other current liabilities	47,391	48,046

Total current liabilities	368,637	380,311

Long-term debt, excluding current maturities	82,987	93,257
Insurance claims	27,847	26,883
Deferred income taxes and other non-current liabilities	52,928	53,583

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,671,338 and 67,585,675 shares	677	676
Additional paid-in capital	201,948	199,414
Retained earnings	1,541,606	1,512,993
Cost of 25,749,493 and 25,747,541 shares of common stock in treasury	(1,167,600)	(1,167,437)
Accumulated other comprehensive loss	(2,888)	(3,089)

Total shareholders’ equity	573,743	542,557

Total liabilities and shareholders’ equity	$1,106,142	$1,096,591

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirteen Weeks Ended
	April 1, 2017	March 26, 2016
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$469,783	$428,193
Unsided/platform equipment	237,177	209,422
Less-than-truckload	19,857	17,477

Total truck transportation	726,817	655,092
Rail intermodal	22,842	26,108
Ocean and air cargo carriers	19,590	18,808
Other (1)	11,659	11,636

	$780,908	$711,644

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$364,908	$334,278

Number of loads:
Truck transportation
Truckload:
Van equipment	298,066	269,040
Unsided/platform equipment	111,185	102,742
Less-than-truckload	29,919	26,898

Total truck transportation	439,170	398,680
Rail intermodal	10,650	12,030
Ocean and air cargo carriers	5,730	4,560

	455,550	415,270

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	218,230	197,670

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,576	$1,592
Unsided/platform equipment	2,133	2,038
Less-than-truckload	664	650
Total truck transportation	1,655	1,643
Rail intermodal	2,145	2,170
Ocean and air cargo carriers	3,419	4,125

Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,672	$1,691

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	47%	47%
Truck Brokerage Carriers	46%	45%
Rail intermodal	3%	4%
Ocean and air cargo carriers	3%	3%
Other	1%	2%

	April 1, 2017	March 26, 2016
Truck Capacity Providers
BCO Independent Contractors (2)	8,772	8,889

Truck Brokerage Carriers:
Approved and active (3)	31,566	29,523
Other approved	15,889	15,748

	47,455	45,271

Total available truck capacity providers	56,227	54,160

Trucks provided by BCO Independent Contractors (2)	9,370	9,497

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.